LOAN AGREEMENT

THIS AGREEMENT made as of the second day of August 11, 2010.

BETWEEN:

QSS Seismic Inc., a corporation having its office at 1250 W. Hastings Street, Vancouver, B.C. V6E 2M4.

(hereinafter called "QSS")

OF THE FIRST PART

AND:

Grand Peak Capital Corp. a corporation having its registered offices at 900-555 Burrard Street, Suite 900, Vancouver, BC, CA, V7X 1M8

(hereinafter referred to as the "**Lender**")

OF THE SECOND PART

WHEREAS:

A.QSS requires funds to meet manufacturing and working capital commitments; and

B. The Lender and QSS have agreed that the Lender shall loan to QSS the sum of CAD $200,000 (Two Hundred Thousand Canadian Dollars) on the terms and conditions set out in this Agreement.

C.QSS intends to raise funds through a private placement (the "Private Placement") with proceeds being used for general working capital purposes.

NOW THEREFORE this Agreement witnesseth that for and in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Lender agrees to loan the sum of $200,000 (two hundred thousand dollars) in Canadian funds (the "loan") to QSS on the terms and conditions set out in this Agreement as per the following schedule;

   (i) CAD$200,000.00 upon execution of this agreement;

2. The principal and interest due on the loan shall be payable in cash in full as described in the Promissory Notes attached as Schedule A.

3. The Loan shall bear interest at the Bank of Canada's prime interest rate, on the date of this Agreement, per annum, compounded monthly not in advance, payable upon repayment of the Loan, either in whole or in part and the Loan shall be evidenced by a promissory note (the "Note") in the form attached hereto as Schedule "A", which will be delivered by QSS to the Lender at the time the Loan is disbursed by the Lender to QSS.

4. QSS will pay GPK a bonus (the "Bonus") as consideration for the Loan. This Bonus will be a ten percent (10%) fee payable in one year or five percent (5%) fee payable in six months from the date of this agreement.

   (a) (a) QSS represents and warrants that QSS will undertake a private placement to raise funds to meet working capital requirements in excess of the Loan amount. QSS intends to close the private placement on August 25, 2010.

   (b) QSS acknowledges, covenants and agrees that it will use monies received through the private placement describer herein to repay to the Lender any portion of the Loan that has not been repaid by QSS plus any interest owing thereon, and shall deliver to the Lender concurrent with the execution of this Agreement an undertaking of the Director of QSS to that effect. Notwithstanding any provision of this Agreement, including but not limited to paragraph 2, QSS further covenants and agrees to repay the amount owing to the Lender under the Loan, plus accrued interest thereon within two (2) business days of the closing of the private placement.

5. Concurrent with the execution of this Agreement, QSS will execute in favour of the Lender a general security agreement (the "GSA") which will constitute security for the due payment by QSS of the Loan, the Note and any other amounts owing from time to time and the due fulfilment of all covenants and obligations of QSS hereunder.

6. QSS will assume and pay all costs, charges and expenses, including reasonable solicitors' costs, charges and expenses on a special costs basis, which may be incurred by the Lender in respect of the enforcement of this Agreement, the GSA or the Note or which may be incurred by the Lender in respect of any proceedings taken or things done by the Lender in connection therewith to collect, protect, realize or enforce the this Agreement, the GSA or the Note and QSS consents to such costs, charges and expenses being charged and fixed on a lump sum basis in accordance with the *Legal Profession Act* (British Columbia), as same may be amended from time to time.

7. QSS represents and warrants to the Lender that:

   (a) QSS is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia;

   (b) QSS has all requisite corporate power and authority to enter into this Agreement, the GSA and the Note and to carry out the obligations contemplated herein and therein;

(c) this Agreement has been duly and validly authorized, executed and delivered by QSS and is a valid obligation of it and the GSA and Note shall, upon execution and delivery by QSS, be duly and validly authorized, executed and delivered by QSS and shall be valid obligations of it;

(d) QSS Board of Directors have adopted a budget which will govern the use of proceeds from this Loan.

(e) no Event of Default (as hereinafter defined) and no event which, with the giving of notice or lapse of time would become an Event of Default, has occurred or is continuing; and

(f) neither this Agreement nor any document to be delivered pursuant to this Agreement by QSS nor any certificate, report, statement or other document furnished by QSS in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to sate a material fact necessary to make the statements contained herein or therein not misleading.

8. All representations and warranties made herein will survive the delivery of this Agreement to the Lender and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its rights to rely on those representations and warranties. All statements contained in any certificate or other instrument delivered by or on behalf of QSS under or pursuant to this Agreement will constitute representations and warranties made by QSS thereunder.

9. QSS covenants and agrees with the Lender that, at all times during the currency of this Agreement, it will:

(a) pay the principal sum, interest and all other monies required to be paid to the Lender pursuant to this Agreement in the manner set forth herein;

(b) duly observe and perform each and every of its covenants and agreements set forth in this Agreement, the GSA and the Note;

(c) provide the Lender with immediate written notice of any Event of Default (as hereinafter defined); and

(d) do all things necessary to obtain and maintain this Agreement, the GSA and the Note and any other document executed by QSS from time to time evidencing or securing indebtedness of QSS to the Lender in good standing and make payment of all fees and charges in respect thereto.

10. The principal balance of the Loan, costs and any other money owing to the Lender under this Agreement will become payable to the Lender, unless otherwise waived in writing by the Lender, in any of the following events (each an "**Event of Default**"):

(a) if QSS defaults in any payment when due under this Agreement;

(b) if QSS becomes insolvent or makes a general assignment for the benefit of its creditors, or if any order is made or an effective resolution is passed for the winding-up, merger or amalgamation of QSS or if QSS is declared bankrupt or if a custodian or receiver be appointed for QSS under the applicable bankruptcy or insolvency legislation, or if a compromise or arrangement is proposed by QSS to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for QSS; or

(c) if QSS defaults in observing or performing any other covenant or agreement of this Agreement on its part to be observed or performed.

11. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party hereto at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be deemed to be three days following the date of delivery to such party, unless hand delivered, in which case the date of receipt shall be deemed to be the date of delivery. Each notice, demand or other communication required or permitted to be given under this Agreement may be delivered by facsimile or email at the facsimile number or email specified above and shall be deemed to have been received at the time the facsimile or email is transmitted to the recipient.

12. The parties may at any time and from time to time notify the other party in writing of a new address, facsimile number or email address to which notice shall be given to it thereafter until further change.

13. Unless otherwise noted herein, each of the parties hereto agrees to pay its own costs, expenses and fees (including, without limitation, legal counsel fees) incurred in connection with the preparation, execution and consummation of this Agreement.

14. This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

15. Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

16. Time shall be of the essence in the performance of this Agreement.

17. If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18. This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

19. No consent or waiver expressed or implied by any party in respect of any breach or default by any other party shall be deemed or construed to be a consent to or a waiver of any other breach or default whatsoever.

20. No rights or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.

21. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22. All dollar amount referred to in this Agreement are in lawful money of Canada unless otherwise indicated.

23. Signature of this Agreement may be made in counterparts and delivered by facsimile or email transmission and if so delivered, the facsimile or email signature shall be deemed to be an original signature of that party, and all documents, when taken together, shall be deemed one and the same agreement.

IN WITNESS WHEREOF this Agreement was executed by the parties hereto as of the day and year first above written.

QMI Seismic Inc.

Per:

____

Authorized Signatory

Grand Peak Capital Corp.

Per:

____

Authorized Signatory

Schedule "A"
PROMISSORY NOTE

$200,000 Canadian Dollars
Principal Amount

Vancouver, British Columbia

FOR VALUE RECEIVED QMI SEISMIC INC., a corporation having its offices at 1250 W. Hastings Street, Vancouver, B.C. V6E 2M4. (the "Borrower") hereby unconditionally promises to pay to the order of Grand Peak Capital Corp., (the "Lender") at the offices of the Lender located as of the date hereof at 900-555 Burrard Street, Suite 900, Vancouver, BC, CA, V7X 1M8the principal amount of two hundred thousand dollars (CAD$200,000) (the "Principal Amount"), plus interest at the Bank of Canada's prime interest rate, on the date of this Agreement, per annum, compounded monthly not in advance pursuant to the terms of the loan agreement (the "Loan Agreement") between the Borrower and the Lender dated August 11, 2010.

The Borrower hereby expressly waives the presentation, demand, protest, notice of default, notice of acceleration and any other notice of any kind hereunder.

The Borrower is entitled to prepay this Promissory Note, in whole or in part, without notice or penalty at any time as set forth in the Loan Agreement.

This Promissory Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province and for the purpose of legal proceedings this Promissory Note shall be deemed to have been made in the Province of British Columbia and be performed there and the courts of that Province shall have jurisdiction over all disputes which may arise under this Promissory Note, provided always that nothing contained herein shall prevent the Lender from proceeding at its election against the Borrower or in the courts of any other province of Canada.

This Promissory Note is not assignable by either party without the prior written consent of the Lender.

Executed by the Borrower under its common seal and under the hands of its duly authorized officers this day of August 11, 2010.

QMI SEISMIC INC.
Per:

Authorized Signatory

GRAND PEAK CAPITAL CORP.

Per:

Authorized Signatory